SCHEDULE A


                                 INITIAL SERIES


                  Neuberger & Berman Socially Responsive Trust


                                ADDITIONAL SERIES


         Neuberger & Berman Focus Assets

         Neuberger & Berman Genesis Assets

         Neuberger & Berman Guardian Assets

         Neuberger & Berman Manhattan Assets

         Neuberger & Berman Partners Trust



         Date:  March 31, 1997